FREE WRITING PROSPECTUS	Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Relating to Preliminary Prospectus dated December 7, 2011 Registration Statement No. 333–173980

ISSUER FREE WRITING PROSPECTUS DATED DECEMBER 15, 2011

This free writing prospectus should be read together with the preliminary prospectus dated December 7, 2011 related to this offering and included in Amendment No. 8 to the Registration Statement on Form S–1 (File No. 333–173980) (the “Preliminary Prospectus”). The following information supplements and/or updates the information contained in the Preliminary Prospectus. You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes, before deciding to invest in this offering. The most recent Registration Statement can be accessed through the following link: http://sec.gov/Archives/edgar/data/1518715/000119312511333092/0001193125-11-333092-index.htm

News Release

FOR IMMEDIATE RELEASE

Contact: Terri Silver, (206) 389-6303

Terri.silver@homestreet.com

HomeStreet Delays Pricing of Initial Public Offering

SEATTLE – December 15, 2011 – HomeStreet, Inc., parent holding company for HomeStreet Bank, announced today that it has postponed the pricing and closing of its initial public offering, which previously had been expected to occur last week. Chief Executive Officer Mark K. Mason stated, “Despite substantial recovery in the market over recent months, market concerns about liquidity and price volatility in the valuation of financial stocks in general and bank stocks specifically has caused us to delay pricing and completing the offering at this time. We anticipate that our profitability and risk profile will continue to improve as we wait for more favorable market conditions.”

Important Note

A registration statement relating to these securities has not been declared effective. This press release is provided solely for informational purposes and does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. The Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this release refers. Before you invest, you should read the prospectus contained in that registration statement and other documents HomeStreet, Inc., has filed with the SEC for more information about HomeStreet, Inc., and the offering. You may get these documents free of charge by visiting the EDGAR database on the SEC’s website at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus from HomeStreet, Inc.; from any dealer participating in the offering; or from the underwriter, FBR Capital Markets & Co., 1001 19th Street North, Suite 2200, Arlington, Virginia 22209.

About HomeStreet

HomeStreet, Inc. is a 90-year-old diversified financial services company headquartered in Seattle, Washington, that has grown from a small mortgage bank to a full-service community bank serving consumers and businesses in the Pacific Northwest and Hawaii.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE COMPANY, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS CONTAINED IN THE REGISTRATION STATEMENT IF YOU REQUEST IT BY CALLING FBR CAPITAL MARKETS & CO. TOLL FREE AT (800) 846 – 5050.